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                                                                EXHIBIT 1A(5)(e)

                     PEOPLES BENEFIT LIFE INSURANCE COMPANY
    Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499
                                 A Stock Company
                  (Hereafter called the Company, we, our or us)
                                  (800)866-6007


                         ACCIDENTAL DEATH BENEFIT RIDER


This extra benefit rider, attached to and made a part of the policy, provides accidental death benefits, subject to the terms and conditions described below.

We agree to pay the additional amount of death benefits shown on page 3 to the beneficiary when we receive due proof that the Insured's death:

1. Resulted directly and independently of all other causes, solely from accidental bodily injury,
2. Was not caused or contributed, directly or indirectly, wholly or in part, by a sickness, disease or physical or mental infirmity or any other cause,
3.      Occurred while this rider is in force,
4.      Occurred within ninety (90) days after the bodily injury, and
5. Injury occurred on or before the policy anniversary on which the attained age of Insured is sixty-five (65).


RISKS NOT COVERED

We will not pay the accidental death benefit if the Insured's death is caused or contributed to by or results directly or indirectly, wholly or in part, from:

1. Suicide or intentionally self-inflicted injury while sane or insane. If the Insured was a Missouri citizen at the time of issue or reinstatement, the following will, apply: Intentionally self-inflicted injury while sane.
2. Sickness, disease or physical or mental infirmity, pregnancy or any other kind of illness, or any medical or surgical care, diagnosis, or treatment for such condition.
3. Committing, or aiding and abetting in the commission of, or attempting to commit an assault or felony.
4. Being engaged in or attempting to engage in an illegal activity or occupation.
5. Engaging in or attempting to engage in "Russian roulette" type activities.
6.      War, declared or undeclared, or any act of war.
7.      The voluntary use of any drug, whether legal or illegal.
8.      Being intoxicated, whether from alcohol or drugs.
9. Being under the influence of any narcotic, sedative, alcohol or other drug.
10. Poison, gas or fumes voluntarily taken, administered, absorbed or inhaled.
11. An accident that occurs while the Insured was driving a motor vehicle while he or she had alcohol or any intoxicant, narcotic, sedative or other drug physically present in his or her body.

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12.     Operating, riding in, or descending from any kind of aircraft if it is being flown for test or experimental purposes, or if the Insured:
        a.       Is a pilot, officer, or member of the crew; or
        b. Has any duties aboard the aircraft or duties which require descent from it; or
        c.       Is giving or receiving any kind of training or instruction.
13.     The Insured's military service for any country at war.
14. The Insured's engaging in or attempting to engage in autoerotic asphyxia type behavior.


DEFINITION OF ACCIDENTAL BODILY INJURY

Accidental bodily injury means an accident or injury which is the direct cause of the death when the accident, injury, and death resulted directly and independently of all other causes, solely from accidental bodily injury.


AUTOPSY

We will, at our expense, have the right to examine the body of the Insured and to have an autopsy performed, unless prohibited by law, at any time after we receive due proof of the death of the Insured.


THE CONTRACT

In this rider, "policy" means the policy in which you have requested that this rider be included. "Page 3" means page 3 of the policy.

The Insured is the person shown as the Insured on Page 3.


ACCIDENTAL DEATH BENEFIT

This rider is a part of the policy. All provisions of the policy which are not inconsistent with the provisions of this rider apply to this rider.

Whenever premiums are waived under the policy, premiums shall likewise be waived under this rider.


RIDER DATE

Rider months, years and anniversaries are measured from the rider date. The rider date is the policy date unless a different rider date is shown in the policy. When used in the rider, "date of issue" means the rider date.

INCONTESTABILITY


This rider is subject to the Incontestability provisions of the policy. However, the contestable period shall, as far as this rider is concerned, be measured from the date of issue of this rider.

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TERMINATION

This rider will terminate on the earliest of the following dates:

1.  The anniversary following the Insured's 65th birthday.
2.  The date this rider or the policy lapses for failure to pay a premium.
3. The date the policy becomes paid-up, expires, matures as an endowment or otherwise terminates.
4.  The date a Nonforfeiture Option under the policy, if any, becomes effective.

You may terminate this rider by written request.

Termination will not affect any claim which began prior to termination.


PREMIUMS

This rider is issued in consideration of the application and payment of premiums as provided.

- The amount of premium and the premium-paying period for this rider is shown on page 3.
- Payment of any premiums for this rider will not create or increase any cash, loan, paid-up or extended term insurance value, if any, or dividend, if any, under the policy.



                        Signed for us at our home office.



     /s/ [SIG]                                         /s/ BART HERBERT JR.

     SECRETARY                                              PRESIDENT




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